Exhibit 10.2
April 21, 2025
Rohan Pal
via DocuSign to: rohan_pal@yahoo.com
Dear Rohan,
Welcome to WillScot! We are pleased to offer you the position of Executive Vice President & Chief Technology Officer for WillScot Holdings Corporation (“Company”), reporting to the Chief Executive Officer and working from our Phoenix, Arizona headquarters.
The details of the position are as follows:
•START DATE: June 2, 2025
Start date is subject to change based on timing of the pre-employment process.
•SALARY: $500,000 annualized base salary.
•BENEFITS: You will be eligible to participate in WillScot’s comprehensive benefits programs (attached separately). Our programs include automatic enrollment in the Company 401(k) Retirement Savings Plan.
•TIME OFF: You will be eligible for our flexible time off plan each year. More details about the plan, as well as terms and conditions, will be found in our Employee Handbook.
•RELOCATION: You will be eligible for our Executive Homeowner Relocation benefits (attached separately) to facilitate your move to Phoenix.
•STIP: You will be eligible for participation in the Short-Term Incentive Plan (STIP) for your role at a target of 75% of base salary, based on performance criteria determined by the Compensation Committee of the Board (“Committee”). For FY25, your STIP will be pro-rated based on the number of days in the job through the calendar year. The Company reserves the right to amend or discontinue this plan and will provide you with notice of any changes.
•LTIP: You will be eligible to receive annual equity awards under the WillScot Holdings Corporation 2020 Incentive Award Plan or other long-term equity incentive plan of the Company in effect (“Plan”). The level of participation in the Plan, if any, shall be determined in the discretion of the Committee from time to time, commencing with an annual grant to be issued in 2026 following the filing of the Company’s Form 10-K. The target grant value of this annual award is $1,000,000, 70% of which shall be in the form of performance-based restricted stock units (“PSUs”) vesting over three (3) years, and 30% of which shall be in the form of restricted stock units (“RSUs”) vesting ratably over four (4) years. Actual value of annual grants may be higher or lower based on Committee discretion. Terms and conditions of such awards shall be governed by the Plan and applicable award agreements.
•In consideration of unvested equity awards with your current employer, the Company will recommend to the Committee that you receive one-time grants as follows:
o$500,000 award, 70% in the form of PSUs and 30% in the form of RSUs, issued, in 2026 annual grant cycle
o$400,000 award, 100% in Restricted Stock Awards (“RSAs”) vesting one (1) year from the grant date, issued in June 2025
•Additional details about any equity award(s), including vesting conditions, will be included in the grant acceptance agreement for each applicable award.
SEVERANCE: See Exhibit A.
•INDEMNIFICATION: The Company will indemnify you, and provide you with Directors & Officers Liability Insurance (“D&O Insurance”) coverage, in each case, on terms and conditions no less favorable than those provided to other similarly situated executive officers of the Company.

•409A COMPLIANCE: All benefits payable hereunder are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (“409A”) and the provisions of 409A are incorporated herein by reference. For purposes of 409A, each installment payment shall be treated as a separate payment and any payments to be made upon a termination of employment shall only be made upon a "separation from service" under 409A. If you are determined to be a "specified employee" under 409A, then any payment or benefit provided to you in connection with your termination of employment that is considered "nonqualified deferred compensation" under 409A and that is due within the first six months after your termination date shall be delayed and paid (without interest) on the first payroll date to occur following the six-month anniversary of your termination date or, if earlier, the date of your death, and any remaining payments shall be paid without delay in accordance with their original schedule.
Our offer of employment at-will is contingent upon the following:
•Satisfaction of required pre-employment screenings prior to your first day of work including a criminal background check and a drug screen per the Company’s Drug-Free Workplace policies.
•Documentation within your first three (3) days of work that you are legally eligible to work in the United States.

•Completion of required new hire forms, including standard covenants for Confidentiality, Non-Disclosure, Non-Competition and Non-Solicitation.
Please feel free to reach out with any questions you may have as you review our offer.
We’re looking forward to you joining our executive leadership team!
Sincerely,

Felicia Gorcyca
EVP & Chief Human Resources Officer

AGREEMENT ABOUT CONFIDENTIAL INFORMATION: By accepting this offer of employment, you agree that during your employment with the Company, you will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, unless the former employer or other person consents to such disclosure in writing. You agree that in performing your duties, you will only use information that is generally known and used by persons with training and experience like yours, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by WillScot. Further, you agree that you will not disclose any confidential information or trade secrets of WillScot either during or after your employment without written consent to do so.
ACKNOWLEDGMENT: I have read this offer letter in its entirety and understand the terms and conditions of employment described in this letter and any attached documents. I understand and agree that this offer letter does not constitute an employment contract or create any contractual rights, and I will be employed on an at-will basis.

WILLSCOT HOLDINGS CORP.
By: /s/ Felicia Gorcyca
Date: April 21, 2025
Name: Felicia Gorcyca
Title: EVP & Chief Human Resources Officer

EXECUTIVE
By: /s/ Rohan Pal
Date: April 21, 2025
Name: Rohan Pal

SIGN-ON BONUS: You will be eligible to receive a sign-on bonus award of $100,000 (less taxes), expected to be paid on the first regularly scheduled pay date after employment starts. Please note that to receive the Sign-On Bonus, you are required to sign the terms and conditions outlined below. Repayment of this award is required under certain circumstances involving your voluntary resignation or for gross misconduct during your employment.
•WillScot will offer me a $100,000 (less taxes) sign-on bonus.
•I agree that if I voluntarily leave employment with WillScot within the three (3) years of receipt of any sign-on bonus, I will be responsible for repaying all such amounts paid by WillScot, reduced annually by 1/3 of the total amount of the sign-on bonus.
•I also agree that if, within three (3) year of receipt of any sign-on funds my employment is terminated due to gross misconduct, intentional financial or other improprieties (such as instances of serious improper behavior including gross violations of the Company’s EEO policy, Confidential Company Information Policy or Conflicts of Interest Policy as well as falsification of company records or similar gross violations) related to my management of or involvement with any of the Company’s employees, departments or branches, I will be responsible for repaying those amounts to WillScot as outlined in the repayment schedule contained above in Paragraph 2.
•If WillScot terminates my employment for any reason other than as outlined above, I will not be responsible for repaying any portion of the sign-on reimbursements.
•I authorize WillScot to withhold all or a portion of any amount due upon termination if such repayment is required from my final pay.

Initial: RP

EXHIBIT A
Payments Upon Termination
(a)Disability. If your employment terminates because of your Disability (as defined below) you will receive (i) the Accrued Benefits (as defined below); (ii) a pro rata portion (based on the number of days during the applicable fiscal period prior to the date of termination) of the STIP bonus you would have earned absent such termination, with such payment to be made based on actual performance and at the time STIP bonus payments are made to executives of the Company generally; (iii) any outstanding equity awards that are subject solely to time-based vesting conditions shall immediately vest in full and any outstanding equity awards that are subject to performance-based vesting conditions shall vest based on target performance for the applicable performance period in which termination occurs; and (iv) you shall be entitled to a lump sum cash payment, to be paid as soon as practicable after the date of termination, equal to the monthly total premium that would be incurred by you to obtain and pay for continued coverage under the Company’s health insurance plans pursuant to COBRA, as determined on the Date of Termination, multiplied by 12 (the “Continued Coverage Payment”).

(b)Death. If your employment is terminated as a result of your death, the Company shall pay or provide to your designated beneficiary (as on file with the Company at such time) or if none, to your legal representative or estate, as applicable, (i) the amounts and the accelerated vesting of outstanding equity awards as set forth under subsection (a)(i)-(iii) (but excluding, for the avoidance of doubt, the Continued Coverage Payment under clause (iv)); and (ii) one times your Base Salary at the time of termination, payable in a lump sum as soon as practicable after the date of termination.

(c)Termination by the Company for Cause or by you without Good Reason. If the Company terminates your employment for Cause (as defined below) or you terminate your employment without Good Reason (as defined below), the Company shall pay to you the Accrued Benefits; provided that, in the case of a termination of your employment by the Company for Cause, the Accrued Benefits shall not include any unpaid STIP bonus for the fiscal year ending prior to the date of termination.

(d)Termination by the Company without Cause or by you with Good Reason. Subject to subsections (e) and (f), if the Company terminates your employment for a reason other than for Cause (and other than due to death or Disability) or if you terminate your employment hereunder with Good Reason, (i) the Company shall pay you (A) the Accrued Benefits, (B) a pro rata portion (based on the number of days during the applicable fiscal period prior to the date of termination) of the STIP bonus you would have earned absent such termination, with such payment to be made based on actual performance and at the time bonus payments are made to executives of the Company generally, (C) a lump sum equal to 1x your target STIP bonus for the year of termination, and (D) continued base salary for 12 months following the date of termination (the “Severance Period”) payable in equal installments in accordance with the Company’s normal payroll practices (the “Cash Severance Payment”); (ii) any outstanding equity awards shall continue to vest during the Severance Period; and (iii) you shall be entitled to the Continued Coverage Payment (collectively, but excluding the Accrued Benefits, the “Severance Benefits”). For clarity, to the extent any outstanding equity award is not scheduled to vest during the Severance Period, such award or portion thereof, as applicable, shall be forfeited on the Date of Termination.

(e)Change in Control.

(i)Clause (ii) shall apply if there is (A) a termination of your employment by the Company for a reason other than for Cause and other than due to your Disability or death or by you for Good Reason during the 12-month period after a Change in Control (as defined below); or (B) a termination of your employment by the Company for a reason other than for Cause and other than due to your Disability or death prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control (a termination described in either clause (A) or clause (B), a “CIC Termination”).

(ii)Subject to subsection (f), if any such CIC Termination occurs, you shall receive the benefits set forth in subsection (d), except that the Severance Benefits shall be modified as follows: (A) if such Change in Control is a “change in control event” under 409A (a “Qualifying CIC”), the Cash Severance Payment shall be paid in a lump sum; (B) the Continued Coverage Payment shall be determined by multiplying the monthly COBRA premium by 18, instead of 12; and (C) any outstanding equity awards shall immediately vest in full (without regard to any time-based or performance-based vesting conditions).

(f)Release of Claims. As a condition to receiving the Severance Benefits, you must execute a release of claims in the form provided by the Company at the time of your termination (the “Release”). To be eligible for Severance Benefits, you must execute and deliver the Release, and such Release must become irrevocable, within 60 days of the date of termination. The Severance Benefits shall be provided promptly after the Release becomes irrevocable; provided that to the extent the 60-day period spans two calendar years and to the extent required to comply with 409A, the Severance Benefits shall be provided on the 60th day following the date of termination.

(g)No Offset. In the event of termination of your employment, you shall be under no obligation to seek other employment and there shall be no offset against amounts due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Exhibit A shall not be affected by any offset, counterclaim or other right that the Company or any Company affiliate may have against you for any reason.

(h)Section 280G.

    Notwithstanding any other provision of this Appendix or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or your benefit pursuant to the terms of this Appendix or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would, but for this subsection (h) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. The calculation shall take into consideration all available exemptions, including to what extent (if any) to what extent (if any) such payment or benefits or portions thereof may properly be treated as “reasonable compensation for personal services rendered” by you before, or after, the Change in Control, within the meaning of Code Section 280G(b)(4) and the regulations issued thereunder, including, without limitation, the valuation of covenants that require you to refrain from performing services.

    The Covered Payments shall be reduced in a manner that maximizes your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

    Any determination required under this subsection (h) shall be made in writing in good faith by an independent accounting firm selected by the Company that is reasonably acceptable to you (the “Accountants”) which shall provide detailed supporting calculations to the Company and you as requested by the Company or you. The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination hereunder. For purposes of making the calculations and determinations required by this subsection, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and you. The Company shall be responsible for all reasonable and customary fees and expenses incurred by the Accountants in connection with the calculations required by this subsection.

(i)Governing Law. This Appendix and, the rights, and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Arizona (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). In the event of a dispute concerning or arising out of this Appendix the prevailing party (meaning the party who received substantially all of the relief sought) in such action will be reimbursed by the other party for all costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with any such action.

(j)Effect on Other Agreements. The provisions hereof shall supersede the terms of any written plan, policy, agreement, award or other arrangement of the Company (an “Other Agreement”) to the extent application of the terms of this Appendix is more favorable to you. In no event, however, shall you be entitled to duplicative benefits under this Appendix and under an Other Agreement. Further, in the event that the Company reasonably determines that it is unclear whether the provisions hereof or the provisions of an Other Agreement would result in more favorable treatment to you, then the provisions hereof shall control. All amounts or benefits provided hereunder shall be subject to the Company’s compensation recoupment (clawback) policy, as in effect from time to time.

(k)Definitions.

“Accrued Benefits” means (i) base salary through the date of termination; (ii) any earned but unpaid STIP bonus for the fiscal year ending prior to the date of termination; (iii) any amounts owing to you for reimbursement of expenses properly incurred by you prior to the date of termination and which are reimbursable in accordance with Company policy; and (iv) any other benefits or amounts due and owing to you under the terms of any plan, program or arrangement of the Company. Amounts payable pursuant to clause (i) shall be paid promptly after the date of termination and all other amounts will be paid in accordance with the terms of the applicable plan, program or arrangement (as modified herein).

“Board” means the Board of Directors of the Company.

“Cause” means (i) your conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law, the circumstances of which are substantially related to your duties or responsibilities; (ii) your failure to substantially perform your essential job functions; (iii) your commission of an act of fraud or material misconduct with respect to the Company or an affiliate thereof; (iv) any material misconduct that could be reasonably expected to damage the reputation or business of the Company; or (v) your violation of a material written policy of the Company.

"Change in Control” means the occurrence of any one of the following events:
(i)Any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(ii)The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iii)The consummation of a sale of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

"Disability” means you shall have been substantially unable to perform your material duties for the Company by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period.

"Good Reason” means, unless otherwise agreed to in writing by you, (i) any material diminution or adverse change in your title(s) or reporting to other than the Chief Executive Officer; (ii) a reduction in your base salary or target STIP bonus; (iii) a failure to grant you, in any consecutive 12 month period, long term incentive equity awards having a grant date fair value (as determined by the Committee in good faith) of at least $1,000,000; (iv) a material diminution in your authority, responsibilities or duties or material interference with your carrying out your duties; (v) the assignment of duties inconsistent with your position or status with the Company as of your start date; (vi) a relocation of your primary place of employment to a location more than 75 miles from the Company’s executive headquarters; or (vii) any action or inaction by the Company that constitutes a material breach of the terms of this offer letter. In order to invoke a termination for Good Reason, (A) you must give written notice to the Chief Executive Officer of the occurrence of an event of Good Reason within 60 days of its occurrence, (B) the Company must fail to cure such event within 30 days of such notice, and (C) you must terminate employment within 10 days of the expiration of such cure period.